================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


    DATE OF REPORT (Date of earliest event reported):       JUNE 1, 1999



                            THE MEN'S WEARHOUSE, INC.
               (Exact name of registrant as specified in charter)



        TEXAS                      000-20036                      74-1790172
(State of Incorporation)      (Commission File No.)    (I.R.S. Employer Identification No.)


         5803 GLENMONT DRIVE
            HOUSTON, TEXAS                                            77081
(Address of Principal Executive Offices)                            (Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 592-7200

================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         On June 1, 1999, The Men's Wearhouse, Inc., a Texas corporation (the "Company"), effected the acquisition of K&G Men's Center, Inc., a Georgia corporation ("K&G"), through the merger (the "Merger") of TMW Combination Company, a Georgia corporation and wholly owned subsidiary of the Company ("Combination Company"), with and into K&G, which resulted in K&G becoming a wholly owned subsidiary of the Company. The Merger was effected pursuant to an Agreement and Plan of Merger (as amended, the "Merger Agreement") dated March 3, 1999, by and between the Company, Combination Company and K&G. Based on an exchange ratio of .43 of a share of the Company's common stock, par value $.01 per share ("Company Common Stock"), for each share of K&G's common stock, par value $.01 per share, the shareholders of K&G will receive approximately 4.4 million shares of Company Common Stock in exchange for all of the outstanding capital stock of K&G. There is no assumption of any significant debt of K&G. The number of shares issued in the Merger was based on arms-length negotiations between the parties. The Merger will be accounted for as a pooling of interests.

         In accordance with the terms of the Merger Agreement, upon effectiveness of the Merger the board of directors of the Company increased the number of directors by one and elected Stephen H. Greenspan as a director to serve until the next annual meeting of the shareholders of the Company. The Company's board of directors has also included Mr. Greenspan in its nominees for election at the 1999 Annual Meeting of Shareholders of the Company. In addition, Mr. Greenspan entered into an amended and restated employment agreement with K&G whereby K&G agreed to employ Mr. Greenspan as Chief Executive Officer. A copy of the amended and restated employment agreement is filed as Exhibit 10.1 and is hereby incorporated herein by reference.

         K&G is a superstore retailer of a complete line of men's apparel and accessories and presently operates 34 stores in 16 states. The Company intends to continue to operate the business of K&G and to integrate K&G's operations with the Company's existing men's retail operations.

         In connection with the closing of the K&G transaction, the Company's management is evaluating K&G's and the Company's operations with regard to duplicate facilities within existing markets. The Company expects to close approximately five stores as a result of this process and to replace SuitMax signage in connection with adopting K&G's store branding. Management estimates that the cost of these store closing and the write-off of abandoned signage will be approximately $3 million before income taxes.

         A copy of the press release announcing the closing of the Merger is filed as Exhibit 99.1 and is hereby incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements of business acquired.

                  The following financial statements of K&G Men's Center, Inc. are included in Appendix A hereto and filed herewith:

                           Report of Independent Public Accountants

                           Consolidated Balance Sheets as of February 1, 1998 and January 31, 1999

                           Consolidated Statements of Operations for the fiscal years ended February 2, 1997, February 1, 1998 and January 31, 1999

                           Consolidated Statements of Shareholders' Equity for the fiscal years ended February 2, 1997, February 1, 1998 and January 31, 1999

                           Consolidated Statements of Cash Flows for the fiscal years ended February 2, 1997, February 1, 1998 and January 31, 1999

                           Notes to Consolidated Financial Statements

         (b)      Pro forma financial information.

                  The following pro forma financial information is included in Appendix B hereto and filed herewith:

                           Pro Forma Combined Financial Statements - Basis of Presentation

                           Pro Forma Combined Balance Sheet at January 30, 1999

                           Pro Forma Combined Statements of Earnings:

                                    For the Year Ended January 30, 1999
                                    For the Year Ended January 31, 1998
                                    For the Year Ended February 1, 1997

                           Notes to Pro Forma Combined Financial Statements

         (c)      Exhibits.

          2.1     -   Agreement and Plan of Merger dated March 3, 1999, by and
                      between The Men's Wearhouse, Inc., TMW Combination Company and K&G Men's Center, Inc. (incorporated by reference from
                      Exhibit 2.2 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

          2.2     -   Amendment No. 1 to Agreement and Plan of Merger dated
                      March 30, 1999, by and between The Men's Wearhouse, Inc.,
                      TMW Combination Company and K&G Men's Center, Inc.
                      (incorporated by reference from Exhibit 2.3 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

         10.1     -   Amended and Restated Employment Agreement dated as of June
                      1, 1999, by and between K&G Men's Center, Inc. and Stephen
                      H. Greenspan.

         23.1     -   Consent of Arthur Andersen LLP.

         99.1     -   Press Release of the Company dated June 1, 1999,
                      announcing the closing of the Merger.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     THE MEN'S WEARHOUSE, INC.



Dated: June 11, 1999                      /s/ GARY G. CKODRE
                                  ----------------------------------
                                             Gary G. Ckodre
                                       Vice President - Finance

                                   Appendix A

                     K&G Men's Center, Inc. and Subsidiaries
                        Consolidated Financial Statements

                     K&G MEN'S CENTER, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                           PAGE
                                                                                                          NUMBER
                                                                                                          ------
CONSOLIDATED FINANCIAL STATEMENTS OF K&G MEN'S CENTER, INC. AND SUBSIDIARIES:

   Report of Independent Public Accountants..........................................................       A-2

   Consolidated Balance Sheets as of February 1, 1998 and January  31, 1999..........................       A-3

   Consolidated Statements of Operations for the fiscal years ended February 2, 1997,
     February 1, 1998, and January  31, 1999.........................................................       A-4

   Consolidated Statements of Shareholders' Equity for the fiscal years ended February 2, 1997,
     February 1, 1998, and January 31, 1999..........................................................       A-5

   Consolidated Statements of Cash Flows for the fiscal years ended February 2, 1997,
     February 1, 1998, and January 31, 1999..........................................................       A-6

   Notes to Consolidated Financial Statements........................................................       A-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of K&G Men's Center, Inc.:

         We have audited the accompanying consolidated balance sheets of K&G Men's Center, Inc. (a Georgia corporation) and subsidiaries as of February 1, 1998 and January 31, 1999 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K&G Men's Center, Inc. and subsidiaries as of February 1, 1998 and January 31, 1999 and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999 in conformity with generally accepted accounting principles.


                                           ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 17, 1999

                     K&G MEN'S CENTER, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS


                                                                                           FEBRUARY 1,        JANUARY 31,
                                                                                              1998               1999
                                                                                          ------------       ------------
                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents.......................................................       $  3,631,000       $ 11,361,000
   Marketable securities...........................................................         17,678,000          6,025,000
   Accounts receivable.............................................................          1,435,000          1,460,000
   Merchandise inventory...........................................................         20,948,000         30,771,000
   Other assets....................................................................            869,000          1,570,000
                                                                                          ------------       ------------
        Total current assets.......................................................         44,561,000         51,187,000
                                                                                          ------------       ------------
PROPERTY AND EQUIPMENT:
   Furniture and fixtures..........................................................          1,646,000          2,779,000
   Computer equipment..............................................................            645,000          1,177,000
   Leasehold improvements..........................................................          2,388,000          4,147,000
                                                                                          ------------       ------------
                                                                                             4,679,000          8,103,000
   Less accumulated depreciation...................................................         (1,752,000)        (2,517,000)
                                                                                          ------------       ------------
     Property and equipment, net...................................................          2,927,000          5,586,000
                                                                                          ------------       ------------
OTHER ASSETS, net..................................................................            443,000            457,000
                                                                                          ------------       ------------
        Total assets...............................................................       $ 47,931,000       $ 57,230,000
                                                                                          ============       ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES:
   Accounts payable................................................................       $  5,432,000       $  4,873,000
   Sales taxes payable.............................................................            863,000            968,000
   Accrued expenses................................................................          1,880,000          2,517,000
   Income taxes payable............................................................          1,361,000          1,470,000
                                                                                          ------------       ------------
        Total current liabilities..................................................          9,536,000          9,828,000
                                                                                          ------------       ------------
NOTES PAYABLE......................................................................            205,000            205,000
                                                                                          ------------       ------------
COMMITMENTS AND CONTINGENCIES (Note 6)
MINORITY INTEREST..................................................................            373,000            400,000
                                                                                          ------------       ------------
SHAREHOLDERS' EQUITY:
   Preferred Stock, $.01 par value; 2,000,000 shares authorized and unissued.......                  0                  0
   Common Stock, $.01 par value; 40,000,000 shares authorized, 10,127,482
     and 10,252,844 shares issued and outstanding, respectively....................            101,000            103,000
   Additional paid-in capital......................................................         25,182,000         27,931,000
   Retained earnings...............................................................         12,534,000         18,763,000
                                                                                          ------------       ------------
        Total shareholders' equity.................................................         37,817,000         46,797,000
                                                                                          ------------       ------------
        Total liabilities and shareholders' equity.................................       $ 47,931,000       $ 57,230,000
                                                                                          ============       ============


The accompanying notes are an integral part of these consolidated balance sheets.

                     K&G MEN'S CENTER, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                    FISCAL YEARS ENDED
                                                                      ------------------------------------------------
                                                                       FEBRUARY 2,        FEBRUARY 1,      JANUARY 31,
                                                                          1997               1998             1999
                                                                      ------------      -------------     ------------
NET SALES.................................................            $ 88,104,000      $ 112,795,000     $139,234,000

COST OF SALES, including occupancy costs..................              67,344,000         86,513,000      107,081,000
                                                                      ------------      -------------     ------------
GROSS PROFIT..............................................              20,760,000         26,282,000       32,153,000

SELLING, GENERAL, AND ADMINISTRATIVE
   EXPENSES...............................................              13,752,000         16,675,000       22,617,000
                                                                      ------------      -------------     ------------
OPERATING INCOME..........................................               7,008,000          9,607,000        9,536,000

OTHER INCOME (EXPENSE):
   Interest expense.......................................                 (43,000)           (29,000)         (29,000)
   Other income, net......................................                 735,000          1,166,000        1,061,000
                                                                      ------------      -------------     ------------
INCOME BEFORE INCOME TAXES AND
   MINORITY INTEREST IN EARNINGS                                         7,700,000         10,744,000       10,568,000
   OF AFFILIATES..........................................

PROVISION FOR INCOME TAXES................................               2,991,000          4,189,000        4,137,000
                                                                      ------------      -------------     ------------
INCOME BEFORE MINORITY INTEREST IN
   EARNINGS OF AFFILIATES.................................               4,709,000          6,555,000        6,431,000

MINORITY INTEREST IN EARNINGS OF
   AFFILIATES.............................................                (125,000)          (172,000)        (202,000)
                                                                      ------------      -------------     ------------
NET INCOME................................................            $  4,584,000      $   6,383,000     $  6,229,000
                                                                      ============      =============     ============
BASIC EARNINGS PER SHARE..................................                   $0.47              $0.63            $0.61
                                                                      ============      =============     ============
DILUTED EARNINGS PER SHARE................................                   $0.47              $0.63            $0.61
                                                                      ============      =============     ============
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING............................................               9,682,320         10,117,555       10,207,338
                                                                      ============      =============     ============
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING ASSUMING DILUTION..........................               9,786,925         10,210,911       10,207,338
                                                                      ============      =============     ============

 The accompanying notes are an integral part of these consolidated statements.

                     K&G MEN'S CENTER, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                        COMMON STOCK          ADDITIONAL
                                                   ----------------------      PAID-IN       RETAINED
                                                     SHARES      AMOUNT        CAPITAL       EARNINGS         TOTAL
                                                   ----------   ---------   ------------   ------------    ------------
BALANCE, January 28, 1996...................        6,168,487   $  62,000   $    997,000   $  1,584,000    $  2,643,000

   Initial public offering, net of
    expenses................................        1,691,250      17,000     10,115,000              0      10,132,000
   Conversion of Redeemable Common
     Stock, Series B and Common Stock               1,706,513      17,000      6,475,000        (17,000)      6,475,000
     Series A to Common Stock...............
Issuance of Common Stock, net of expenses             538,275       5,000      7,441,000              0       7,446,000
Net income..................................                0           0              0      4,584,000       4,584,000
                                                   ----------   ---------   ------------   ------------    ------------
BALANCE, February 2, 1997...................       10,104,525     101,000     25,028,000      6,151,000      31,280,000

   Issuance of stock for stock option
    exercise................................           22,957           0        154,000              0         154,000
   Net income...............................                0           0              0      6,383,000       6,383,000
                                                   ----------   ---------   ------------   ------------    ------------
BALANCE, February 1, 1998...................       10,127,482     101,000     25,182,000     12,534,000      37,817,000
                                                   ----------   ---------   ------------   ------------    ------------
   Issuance of Common Stock, net of
    expenses................................           88,263       1,000      1,563,000              0       1,564,000
   Tax effect of stock option exercise......                0           0        924,000              0         924,000
   Issuance of stock for stock option
    exercise................................           37,099       1,000        262,000              0         263,000
   Net income...............................                0           0              0      6,229,000       6,229,000
                                                   ----------   ---------   ------------   ------------    ------------
BALANCE, January 31, 1999...................       10,252,844   $ 103,000   $ 27,931,000   $ 18,763,000    $ 46,797,000
                                                   ==========   =========   ============   ============    ============


  The accompanying notes are an integral part of these consolidated statements.

                     K&G MEN'S CENTER, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   FISCAL YEARS ENDED
                                                                     --------------------------------------------
                                                                      FEBRUARY 2,    FEBRUARY 1,      JANUARY 31,
                                                                         1997           1998             1999
                                                                     ------------   ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.............................................          $  4,584,000   $  6,383,000     $  6,229,000
    Adjustments to reconcile net income to net cash
       provided by operating activities:
           Minority interest in earnings of affiliates.....               125,000        172,000          202,000
           Depreciation and amortization...................               409,000        479,000          781,000
           Deferred income tax provision (benefit).........                     0          8,000          (71,000)
           Changes in assets and liabilities:
              Accounts receivable..........................              (272,000)      (436,000)         (25,000)
              Merchandise inventory........................            (4,691,000)    (5,109,000)      (9,823,000)
              Other assets, net............................               252,000       (105,000)        (647,000)
              Accounts payable.............................             2,216,000     (1,978,000)        (559,000)
              Sales taxes payable..........................               157,000        103,000          105,000
              Accrued expenses.............................               321,000        340,000          637,000
              Income taxes payable.........................               255,000        487,000        1,033,000
                                                                     ------------   ------------     ------------
                 Total adjustments.........................            (1,228,000)    (6,039,000)      (8,367,000)
                                                                     ------------   ------------     ------------
                 Net cash (used in) provided by operating
                     activities............................             3,356,000        344,000       (2,138,000)
                                                                     ------------   ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property and equipment....................            (1,128,000)    (1,261,000)      (3,424,000)
    Purchase of marketable securities......................           (15,794,000)   (17,658,000)     (18,045,000)
    Sale of marketable securities..........................                     0     15,774,000       29,698,000
    Other assets...........................................               (21,000)       (48,000)         (11,000)
                                                                     ------------   ------------     ------------
                 Net cash provided by (used in) investing
                     activities............................           (16,943,000)    (3,193,000)       8,218,000
                                                                     ------------   ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Distributions to minority investors....................               (55,000)      (114,000)        (176,000)
    Issuance of common stock...............................            17,578,000        154,000        1,826,000
                                                                     ------------   ------------     ------------
                 Net cash provided by
                     financing activities..................            17,523,000         40,000        1,650,000
                                                                     ------------   ------------     ------------
NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS.......................................             3,936,000     (2,809,000)       7,730,000
CASH AND CASH EQUIVALENTS AT
    BEGINNING OF PERIOD....................................             2,504,000      6,440,000        3,631,000
                                                                     ------------   ------------     ------------
CASH AND CASH EQUIVALENTS AT
    END OF PERIOD..........................................          $  6,440,000   $  3,631,000     $ 11,361,000
                                                                     ============   ============     ============
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
    Interest...............................................          $     23,000   $     20,000     $     20,000
                                                                     ============   ============     ============
    Income taxes...........................................          $  2,819,000   $  3,839,000     $  3,183,000
                                                                     ============   ============     ============


  The accompanying notes are an integral part of these consolidated statements.

                     K&G MEN'S CENTER, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION

         K&G Men's Center, Inc. (the "Company" or "K&G") is a superstore retailer of a complete line of men's apparel and accessories. As of January 31, 1999, the Company operated 33 stores.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation

         The consolidated financial statements include the operations of K&G and certain entities which are affiliated by virtue of K&G's effective control and ownership of at least 50% of each. All significant intercompany accounts and transactions have been eliminated. Certain information regarding each of the subsidiary entities is as follows:

                  T&C Liquidators, Inc.

                  A Texas corporation operating five stores in Texas and two stores in Colorado; K&G owns 100%.

                  K&G of Indiana, Inc.

                  A Georgia corporation operating one store in Indiana; K&G owns 67%.

                  K&G Associates of New Jersey, Inc.

                  A New Jersey corporation operating one store in New Jersey; K&G owns 100%.

                  K&G of Ohio, Inc.

                  A Georgia corporation operating one store in Ohio; K&G owns
                  60%.

                  GARES Cigar, LLC

                  A limited liability corporation which operates one cigar humidor in an Atlanta superstore; K&G owns 70%.

         Fiscal Year

         The Company's fiscal year covers a 52- or 53-week period which ends on the Sunday closest to January 31. Fiscal year 1996 ended on February 2, 1997, fiscal year 1997 ended on February 1, 1998, and fiscal year 1998 ended on January 31, 1999. Fiscal year 1996 was a 53-week period, fiscal year 1997 was a 52-week period, and fiscal year 1998 was a 52-week period.

         Cash and Cash Equivalents

         The Company considers cash on deposit and investments with original maturities of three months or less to be cash equivalents.

         Marketable Securities

         Marketable securities consist primarily of federal agency discount notes. These securities have been categorized as "held-to-maturity" (Note 3).

         Inventory

         Inventory is stated at the lower of cost or market determined using the first-in, first-out ("FIFO") method. FIFO cost is determined using the retail inventory method.

         Cost of Sales

         Cost of sales includes the cost of merchandise sold, occupancy costs, and certain purchasing and merchandise handling costs.

         Revenue Recognition

         Revenue from retail sales is recognized at the time of sale.

         Store Pre-opening Expenses

         Cost associated with the opening of new stores is expensed when the store is opened.

         Property and Equipment

         Property and equipment are stated at cost. Depreciation of leasehold improvements is provided using the straight-line method over the related lease term, which is less than the estimated useful lives of the assets. Other property and equipment are depreciated using the straight-line method over their estimated useful lives of five to ten years.

         Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

         Earnings Per Share

         Effective February 3, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which established new standards for computing and presenting earnings per share ("EPS") information. The adoption of SFAS 128 did not have a material effect on the Company's currently reported or previously reported earnings per share.

         Basic earnings per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share for fiscal years 1998, 1997 and 1996 were determined on the assumption that the weighted average outstanding stock options granted under the Company's plans (the Company's only potentially dilutive shares) of 0, 93,356 and 104,605 shares, respectively, had been exercised.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates made by management primarily relate to inventory allowances and certain accrued liabilities.

         Effect of New Accounting Standards

         In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity during the period that result from transactions and other economic events other than transactions with its stockholders. SFAS No. 130 was effective for the Company for its fiscal year beginning February 2, 1998. For the Company, comprehensive income equals net income.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires that an enterprise disclose certain information about operating segments. SFAS No. 131 was effective for the Company for its fiscal year beginning February 2, 1998. SFAS No. 131 did not require additional disclosure or revision of prior disclosures. The Company considers its entire business as one operating segment for purposes of SFAS No. 131.

         Advertising

         Advertising costs are expensed as incurred. Advertising expenditures were $3.5 million, $4.2 million, and $5.8 million in fiscal 1996, 1997, and 1998, respectively.

3.       MARKETABLE SECURITIES:

         Following is a summary of "held-to-maturity" marketable securities:

                                                        February 1,      January 31,
                                                           1998              1999
                                                        -----------      -----------
     Georgia state tax exempt agency notes              $17,678,000      $6,025,000
                                                        ===========      ==========

     Maturities of marketable securities range from 3 to 12 months. The fair value of these securities approximates their cost.

4.       DEBT

         Following is a summary of notes payable:

                                                                         February 1,      January 31,
                                                                            1998              1999
                                                                         -----------      -----------
     Note payable to shareholder of subsidiary on demand after
         January 30, 2000; fixed interest rate of 12%                    $   25,000       $   25,000

     Note payable to shareholder of subsidiary on demand after
         January 30, 2000; fixed interest rate of 6%                        180,000          180,000
                                                                         ----------       ----------
                                                                         $  205,000       $  205,000
                                                                         ==========       ==========

         In July 1995, the Company entered into a revolving line-of-credit agreement with a bank (the "Credit Agreement"). The Credit Agreement provides for borrowings up to $5,000,000 through June 30, 2000 to be used for working capital and store expansions. No amounts were outstanding under the Credit Agreement at January 31, 1999. Interest is due monthly either at the bank's prime rate minus 1% or at LIBOR plus 1.5%, at the Company's option. The commitment fee on the unused amount of the Credit Agreement is .125% per annum.

         In addition to the Credit Agreement, the Company has a $3 million and a $5 million letter-of-credit facility for inventory purchases. As of January 31, 1999, letters-of-credit totaling approximately $3.8 million were issued and outstanding against these facilities.

5.       INCOME TAXES

         The Company accounts for income taxes using SFAS No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability approach.

         The provisions for income taxes consist of the following:

                                                       FISCAL YEARS ENDED
                                          ----------------------------------------------
                                          FEBRUARY 2,      FEBRUARY 1,       JANUARY 31,
                                             1997             1998              1999
                                          -----------      -----------       -----------
          Current                         $2,991,000       $ 4,181,000       $ 4,208,000
          Deferred                                 0             8,000           (71,000)
                                          ----------       -----------       -----------
          Provision for income taxes      $2,991,000       $ 4,189,000       $ 4,137,000
                                          ==========       ===========       ===========

     Reconciliations of the statutory federal income tax rate to the Company's effective tax rates are as follows:

                                                       Fiscal Years Ended
                                          ----------------------------------------------
                                          February 2,      February 1,       January 31,
                                             1997             1998              1999
                                          -----------      -----------       -----------
Statutory federal income tax rate             34.0%            34.0%             34.0%
State income taxes, net of federal benefit     4.8              5.0               5.2
Effective income tax rate                     38.8%            39.0%             39.2%
                                          ========         ========           =======

         Significant components of the Company's deferred tax assets and liabilities as of February 1, 1998 and January 31, 1999 are summarized as follows:

                                           FEBRUARY 1,       JANUARY 31,
                                              1998              1999
                                           -----------       -----------
 Current deferred tax assets (liabilities):
     Inventory                             $ 112,000         $ 179,000
     Prepaid rent                            (99,000)         (144,000)
     Accrued expenses and other              178,000           210,000
                                           ---------         ---------
 Current deferred tax asset, net             191,000           245,000
 Noncurrent deferred tax asset:
     Property and equipment                  141,000           158,000
                                           ---------         ---------
 Net deferred tax asset                    $ 332,000         $ 403,000
                                           =========         =========

         Deferred tax assets and liabilities, net, are included in other current assets and other assets in the accompanying balance sheets. The Company has not recorded a valuation allowance against the deferred tax assets at February 1, 1998 or January 31, 1999.

6.       COMMITMENTS AND CONTINGENCIES

         The Company leases its retail locations and general offices under operating leases. Lease terms range from one to ten years. Certain leases call for an annual contingent payment based on gross sales at the location above a minimum level.

         Minimum future lease payments under noncancelable operating leases are as follows:

                       Fiscal year ending:
                           1999                    $ 3,774,000
                           2000                      3,582,000
                           2001                      3,066,000
                           2002                      2,372,000
                           2003                      1,499,000
                       Thereafter                    3,577,000
                                                   -----------
                                                   $17,870,000
                                                   ===========

         The minimum future lease payments include $1,862,000 associated with two retail locations, the Company's headquarters building and warehouse space, all of which are leased from related parties (Note 9).

         Rent expense for the years ended February 2, 1997, February 1, 1998, and January 31, 1999 was $1,990,000, $2,721,000, and $4,163,000, respectively, composed of $1,907,000, $2,673,000, and $4,140,000, respectively, in minimum rents and $83,000, $48,000, and $23,000, respectively, of contingent rent expense.

         As previously reported, on June 4, 1998, a former employee of the Company filed a complaint in California Superior Court against the Company and an officer and director of the Company relating to the plaintiff's employment relationship with the Company. The several causes of action stated in the complaint relate primarily to an alleged employment agreement between the plaintiff and the Company and the Company's alleged breach thereof. The plaintiff is seeking approximately $10 million plus punitive damages. While the Company believes that is has valid defenses to the plaintiff's claims, in light of the costs of continuing to defend the litigation, the proposed merger with The Men's Wearhouse, Inc. (Note 11) and other considerations, management is investigating whether it might be in the Company's best interests to bring the matter to conclusion. Accordingly, the Company has entered into settlement negotiations with the plaintiff, but no definitive agreement has been reached with regard to a settlement of plaintiff's claims. No assurance can be given regarding the ultimate resolution of this dispute, or the risk or range of possible loss to the Company, if any, resulting from such resolution. The Company has Employment Practices Liability coverage; the insurer has asserted certain reservations of rights with respect to this matter.

         The Company is also a party to other various ongoing employment related claims and pending litigation. The Company believes that it has a valid defense to these claims and intends to vigorously defend them. The Company does not believe that the ultimate outcome of these proceedings will materially affect the Company's results of operations or financial condition. No assurance can be given, however, regarding a range of possible loss to the Company, if any, that will result from these matters.

7.       REDEEMABLE COMMON STOCK, SERIES B

         On May 10, 1995, the Company and certain private investors (the "Investors"), including certain executive officers of the Company, entered into an investment agreement, a registration rights agreement, and a shareholders' agreement (collectively, the "Agreements"). Under the terms and provisions of the Agreements, the Company raised gross proceeds of $6,501,000 through a private placement sale of 1,706,513 shares of Series B to the Investors. All shares of the Series B were automatically converted to Common Stock, at the conversion rate then in effect, upon the closing of a public offering of the Company's initial public offering discussed in Note 10.

         The holders of the Series B were entitled to receive dividends, accruing on a daily basis, at a rate of $.191 per share per annum. As of January 28, 1996, the Company had accrued $230,000 dividends payable on the Series B. These dividends were classified as accrued expenses in the fiscal year 1995 consolidated financial statements, as the Company was required to pay the dividends quarterly commencing the first quarter of fiscal 1996. At the consummation of the Company's initial public offering (Note 10), the Company paid all accrued dividends on the Series B.

8.       EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with three executive officers. The agreements have terms ranging from two to five years and require aggregate annual compensation of $399,000, plus certain benefits. In March 1998, the Company entered into an employment agreement with a fourth executive officer. This agreement has a three year term and requires annual compensation, plus certain benefits, of $150,000 in year one, $165,000 in year two and $181,000 in year three. These agreements contain certain noncompete provisions and provide for severance pay if the executives are terminated by the Company other than for cause, as defined.

9.       RELATED PARTIES

         Significant related-party transactions include the following:

      o Historically, the Company purchased a portion of its inventory from a company which is owned by certain of the Company's shareholders. Pursuant to this arrangement, the Company purchased inventory in the amounts of $29,000, $114,000, and $0 in fiscal 1996, fiscal 1997, and fiscal 1998, respectively.

      o The Company leases two retail locations, its corporate headquarters building, and warehouse space from corporations owned by certain of the Company's shareholders (Note 6). Rent expense of $243,000, $262,000, and $262,000 relating to these leases is included in cost of sales in the accompanying statements of operations in fiscal 1996, fiscal 1997, and fiscal 1998, respectively.

10.      SHAREHOLDERS' EQUITY

         Stock Dividends

         In March 1997, the Board of Directors approved a 3 for 2 split of the Company's common stock effected in the form of a stock dividend, payable on April 25, 1997. Accordingly, all previously reported share and per share data included in the consolidated financial statements and notes have been retroactively adjusted for all periods presented.

         Public Offerings

         The Company effected its initial public offering on January 24, 1996, (before fiscal 1995 year-end) and the transaction closed on January 30, 1996, (after fiscal 1995 year-end). The transaction was not reflected in the Company's financial statements for fiscal year end 1995. As reflected in the Company's financial statements for the year ended February 2, 1997, this transaction resulted in the conversion of the Company's outstanding redeemable Common Stock, Series B and Common Stock, Series A into Common Stock $.01 par value. The Company issued an additional 1,691,250 shares of its common stock at $6.67 per share and raised approximately $10,132,000 after expenses of the offering.

         The Company effected a second public offering of its Common Stock on November 11, 1996, and the transaction closed on November 15, 1996. Pursuant to this offering, the Company issued an additional 538,275 shares of its common stock at $14.83 per share and raised approximately $7,446,000 after expenses of the offering.

         The Company effected a third public offering of its Common Stock on June 25, 1998, and the transaction closed on July 14, 1998. Pursuant to this offering, the Company issued an additional 88,263 shares of its common stock at $21.50 per share and raised approximately $1,564,000 after expenses of the offering.

         Stock Options

         The Company currently has two stock option plans: The K&G Men's Center, Inc. Plan for Employees ("Employees' Plan") and the K&G Men's Center, Inc. Director Stock Option Plan ("Director Plan"). The Employees' Plan permits the issuance of stock options to selected employees of the Company. The Employees' Plan reserves 1,100,000 shares of common stock for grant and provides that the term of each award be determined by the compensation committee of the Board of Directors. The Director Plan reserves 112,500 shares of common stock for grant.

         Under the terms of both plans, options granted may be either nonqualified or incentive stock options. With regard to the incentive stock options, the exercise price, determined by the committee, may not be less than the fair market value of a share on the grant date.

         Information regarding the stock option plans is summarized as follows:


                                                                    WEIGHTED
                                                                    AVERAGE
                                                      OUTSTANDING   EXERCISE
                                                       OPTIONS       PRICE
                                                      -----------   --------
              Outstanding at January 29, 1996           180,000     $  6.67
                  Granted                                 6,000       11.83
                  Exercised                                   -        -
                  Cancelled                              (2,100)       6.67
                                                      ---------     -------
              Outstanding at February 2, 1997           183,900        6.84
                  Granted                               305,250       19.66
                  Exercised                             (22,957)       6.67
                  Cancelled                             (19,000)      10.13
                                                      ---------     -------
              Outstanding at February 1, 1998           447,193       15.47
                                                      ---------     -------
                  Granted                               251,339       14.76
                  Exercised                             (37,099)       7.09
                  Cancelled                            (116,523)      19.38
                                                      ---------     -------
              Outstanding at January 31, 1999           544,910     $ 14.86
                                                      =========     =======


                                                  OUTSTANDING OPTIONS                       EXERCISABLE OPTIONS
                                   ------------------------------------------------     -------------------------
                                       OPTIONS                                            OPTIONS
             RANGE                  OUTSTANDING      WEIGHTED AVERAGE     WEIGHTED      EXERCISABLE      WEIGHTED
              OF                        AT              REMAINING         AVERAGE           AT          AVERAGE
           EXERCISE                 JANUARY 31,        CONTRACTUAL        EXERCISE      JANUARY 31,     EXERCISE
            PRICES                     1999            LIFE (YEARS)         PRICE           1999          PRICE
      -----------------            -----------      -----------------    ---------      ----------      ---------
      $  6.67 to $11.83              233,523              8.6             $  8.23         68,345          $6.67
        16.63 to  18.67               14,850              8.1               18.45              0           0
        19.13 to  20.75              296,537              8.4               19.85              0           0
                                     -------                                              ------
                                     544,910                                              68,345
                                     =======                                              ======

         In March 1999, subsequent to fiscal year end January 31, 1999, the Company entered into a rescission agreement with certain optionees who had been granted stock options in November 1998. A total of 127,539 shares, with an exercise price of $9.50, were cancelled. At the time of the rescission, none of the option shares were vested, and the market price of the Company's common stock was below the exercise price.

         In March 1995, certain shareholders of the Company granted an executive officer of the Company options to purchase, in aggregate, 354,373 shares of the common stock from such shareholders. The options are exercisable at $2.54 per share and are fully vested. As of January 31, 1999, 254,373 of these options remain unexercised. The options expire ten years from the date of grant. In management's opinion, the exercise price of these options reasonably approximates the fair value of the common stock at the grant date.

         SFAS No. 123, "Accounting for Stock Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to adopt the disclosure-only provision of SFAS No. 123, and to continue to follow its current method of accounting for stock-based compensation, utilizing the approach outlined in APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, no compensation cost has been recorded for options granted under the Employees' Plan or for the options granted to the executive officer by certain shareholders. Had compensation cost for options granted under the Employees' Plan, Director Plan and to the executive officer been determined based on the fair value at the grant dates consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been the pro forma amounts below:

                                                                  AS REPORTED      PRO FORMA
                                                                  -----------      ---------
                 Fiscal 1998:
                     Net income                                   $6,229,000       $5,491,000
                     Basic earnings per share                     $0.61            $0.54
                     Diluted earnings per share                   $0.61            $0.54

                 Fiscal 1997:
                     Net income                                   $6,383,000       $5,826,000
                     Basic earnings per share                     $0.63            $0.58
                     Diluted earnings per share                   $0.63            $0.57

                 Fiscal 1996:
                     Net income                                   $4,584,000       $4,482,000
                     Basic earnings per share                     $0.47            $0.46
                     Diluted earnings per share                   $0.47            $0.46

         The fair value of the options granted under the Employees' Plan in fiscal years 1998, 1997 and 1996 on their respective grant dates and the related pro forma amounts were calculated using the Black-Scholes option pricing model with the following assumptions: expected volatility of 60%, 35% and 36% for 1998, 1997 and 1996, respectively, no dividend yield; forfeiture rate of 7% for options granted to employees and 10% for options granted to non-employee directors for 1998, and 3% for 1997 and 1996, risk free interest rate of 5.62% ,6.34% and 5.34% for 1998, 1997 and 1996, respectively; and an expected life equal to the vesting period of the individual option grants. The fair value of the options granted to certain executive officers and the related pro forma amounts were calculated using the minimum value method with the following assumptions: no dividend yield; forfeiture rate of 0%; risk free interest rate of 6.69%; and expected life of four years. The table above does not include the 127,539 options rescinded subsequent to year end.

11. SUBSEQUENT EVENTS

         The Company entered into an Agreement and Plan of Merger with The Men's Wearhouse, Inc. ("Men's Wearhouse") on March 3, 1999. Under this agreement, shareholders of the Company would receive, subject to certain adjustments, approximately 4.1 to 4.4 million shares of The Men's Wearhouse common stock. The agreement provides that each share of the Company will be converted into .4 of a share of Men's Wearhouse common stock if the price of Men's Wearhouse common stock is $32.50 or above for a 15 trading day period ending on the third trading day before the closing of the transaction. If the price is $27.50 or less, then each share will be converted into .43 of a share of Men's Wearhouse common stock. The conversion rate will vary between .4 and .43 if the stock price is between $32.50 and $27.50 per share. The merger is subject to customary terms and conditions, including the receipt of all required regulatory approvals. Although there can be no assurance that the merger will close, the Company currently anticipates that the merger will be consummated shortly after the receipt of such regulatory approvals, the satisfaction of the remaining conditions set forth in the Merger Agreement, and the approval of the transaction by the Company's shareholders.

                                   Appendix B

                   The Men's Wearhouse, Inc. and Subsidiaries
                     Pro Forma Combined Financial Statements

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION
                           (UNAUDITED, IN THOUSANDS)

     The unaudited pro forma combined financial statements of The Men's Wearhouse, Inc. ("TMW") give effect to (a) the February 10, 1999 combination on a pooling-of-interests basis of TMW with Moores Retail Group Inc. ("Moores") and
(b) the combination of TMW and K&G Men's Center, Inc. ("K&G") under the pooling-of-interests method of accounting. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of TMW, which are included in TMW's Annual Report on Form 10-K for the fiscal year ended January 30, 1999, and K&G, which are included herein. The unaudited pro forma combined balance sheet as of January 30, 1999 first assumes that the February 10, 1999 combination of TMW and Moores was consummated on January 30, 1999 and combines the TMW and Moores consolidated balance sheets as of January 30, 1999 ("TMW/Moores Pro Forma"), then assumes that the combination of TMW and K&G was consummated on January 30, 1999 and combines the TMW/Moores Pro Forma January 30, 1999 and K&G January 31, 1999 consolidated balance sheets. The unaudited pro forma combined balance sheet includes adjustments which give effect to events that are directly attributable to the transactions.

     TMW/Moores Pro Forma. With respect to the February 10, 1999 combination of TMW with Moores, the unaudited pro forma combined statements of earnings assume that the combination was consummated at the beginning of fiscal 1997 and combine the historical results of TMW and Moores for fiscal 1997 and 1998. The historical results of Moores for fiscal 1996 have not been combined with TMW's fiscal 1996 historical results as Moores commenced operations on December 23, 1996 and its reported net loss of $96 for the 40 day period from December 23, 1996 to January 31, 1997 is not significant. Nonrecurring charges totaling $5,261, net of a $291 tax benefit, which resulted directly from the combination and will be included in TMW's fiscal 1999 results of operations have been excluded from the unaudited pro forma combined statements of earnings. In addition, an extraordinary charge of $2,913, net of a $1,355 tax benefit, relating to the refinancing of the February 10, 1999 outstanding debt of Moores has not been reflected. The effects of these nonrecurring and extraordinary charges have, however, been reflected in the pro forma adjustments to retained earnings for TMW/Moores Pro Forma in the pro forma combined balance sheet.

     The historical consolidated financial statements of Moores included in the pro forma combined balance sheet and statements of earnings are stated in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States. The exchange rates used in translating the historical Canadian currency financial statements of Moores reflect the current exchange rate as of the balance sheet date and the weighted average exchange rates for the periods presented in the statements of earnings. The cumulative translation adjustments are reported as a separate component of shareholders' equity. The historical statements of earnings for Moores included in the pro forma combined statements of earnings do not reflect earnings per share data since Moores, as a privately owned company, has not reported such data. The TMW/Moores Pro Forma earnings per share in the pro forma combined statements of earnings reflect the 2.5 million shares of TMW common stock that TMW will ultimately issue to the former shareholders and option holders of Moores as a result of the February 10, 1999 combination of TMW and Moores.

     TMW/K&G Pro Forma Combined. With respect to the combination of TMW and K&G, the unaudited pro forma combined statements of earnings assume that the combination was consummated at the beginning of fiscal 1996 and have been prepared by combining the historical results of K&G with the historical results of TMW for fiscal 1996 and with the TMW/Moores pro forma combined results for fiscal 1997 and 1998. Nonrecurring charges totaling $1,675, net of a $325 tax benefit, which result directly from the transaction and which are expected to be included in the results of operations of TMW within the twelve months succeeding the transaction have been excluded from the unaudited pro forma combined statements of earnings. The effect of these nonrecurring charges has, however, been reflected in the pro forma adjustments to retained earnings for TMW/K&G Pro Forma Combined in the pro forma combined balance sheet.

     The preparation of unaudited pro forma combined financial statements requires management to make estimates and assumptions based on information currently available. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial positions or the results that actually would have been realized had the entities been a single entity during the periods presented.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                        PRO FORMA COMBINED BALANCE SHEET
                                JANUARY 30, 1999
                          (UNAUDITED -- IN THOUSANDS)

                                                             ASSETS
                                         AS REPORTED                                      AS REPORTED                    TMW/K&G
                                      ------------------    PRO FORMA        TMW/MOORES   -----------    PRO FORMA      PRO FORMA
                                        TMW      MOORES    ADJUSTMENTS       PRO FORMA        K&G       ADJUSTMENTS     COMBINED
                                      --------   -------   -----------       ----------   -----------   -----------     ---------
CURRENT ASSETS:
  Cash..............................  $ 19,651                                $ 19,651      $11,361                     $ 31,012
  Inventories.......................   236,105   $35,841                       271,946       30,771                      302,717
  Marketable securities.............                                                --        6,025                        6,025
  Other current assets..............    14,740     2,108         784(5)(6)      17,632        3,030           325(1)      20,987
                                      --------   -------     -------          --------      -------       -------       --------
        Total current assets........   270,496    37,949         784           309,229       51,187           325        360,741
PROPERTY AND EQUIPMENT, net.........   107,889    10,296                       118,185        5,586                      123,771
OTHER ASSETS, net...................    25,347    25,869      (5,081)(5)(6)     46,135          457                       46,592
                                      --------   -------     -------          --------      -------       -------       --------
        Total assets................  $403,732   $74,114     $(4,297)         $473,549      $57,230       $   325       $531,104
                                      ========   =======     =======          ========      =======       =======       ========

                                              LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued
    liabilities.....................  $ 89,316   $10,952     $   569(5)       $100,837      $ 8,358       $ 2,000(1)    $111,195
  Short-term borrowings.............               7,568      (7,568)(6)            --                                        --
  Current portion of long-term
    debt............................               3,644      (1,160)(6)         2,484                                     2,484
  Income taxes payable..............     7,125       575                         7,700        1,470                        9,170
                                      --------   -------     -------          --------      -------       -------       --------
        Total current liabilities...    96,441    22,739      (8,159)          111,021        9,828         2,000        122,849
LONG-TERM DEBT......................              44,665      11,661(5)(6)      56,326          205                       56,531
OTHER LIABILITIES...................     9,073       270        (904)(6)         8,439                                     8,439
                                      --------   -------     -------          --------      -------       -------       --------
        Total liabilities...........   105,514    67,674       2,598           175,786       10,033         2,000        187,819
                                      --------   -------     -------          --------      -------       -------       --------
MINORITY INTEREST...................                                                            400                          400
                                                                                            -------                     --------
SHAREHOLDERS' EQUITY:
  Common stock......................       349     1,708      (1,683)(7)           374          103           (59)(3)        418
  Capital in excess of par..........   148,446                 2,920(5)(7)     151,366       27,931            59(3)     179,356
  Retained earnings.................   150,418     4,965      (8,132)(5)(6)    147,251       18,763        (1,675)(1)    164,339
                                      --------   -------     -------          --------      -------       -------       --------
                                       299,213     6,673      (6,895)          298,991       46,797        (1,675)       344,113
  Currency translation adjustment...                (233)                         (233)                                     (233)
  Treasury stock, at cost...........      (995)                                   (995)                                     (995)
                                      --------   -------     -------          --------      -------       -------       --------
        Total shareholders'
          equity....................   298,218     6,440      (6,895)          297,763       46,797        (1,675)       342,885
                                      --------   -------     -------          --------      -------       -------       --------
        Total liabilities and
          shareholders' equity......  $403,732   $74,114     $(4,297)         $473,549      $57,230       $   325       $531,104
                                      ========   =======     =======          ========      =======       =======       ========

              See Notes to Pro Forma Combined Financial Statements

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED JANUARY 30, 1999
               (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)


                                AS REPORTED                                                                  TMW/K&G
                            --------------------    PRO FORMA    TMW/MOORES   AS REPORTED    PRO FORMA      PRO FORMA
                               TMW       MOORES    ADJUSTMENTS   PRO FORMA        K&G       ADJUSTMENTS      COMBINED
                            ---------   --------   -----------   ----------   -----------   -----------     ----------
Net sales.................  $ 767,922   $130,675          --      $898,597     $139,234            --       $1,037,831
Cost of goods sold,
  including buying and
  occupancy costs.........    468,187     81,483          --       549,670      107,081      $  3,699(2)       660,450
                            ---------   --------    --------      --------     --------      --------       ----------
Gross margin..............    299,735     49,192          --       348,927       32,153        (3,699)         377,381
Selling, general and
  administrative
  expenses................    228,053     35,163          --       263,216       22,617        (3,699)(2)      282,134
                            ---------   --------    --------      --------     --------      --------       ----------
Operating income..........     71,682     14,029          --        85,711        9,536            --           95,247
Other income..............                                --            --        1,061            --            1,061
Interest expense, net.....     (2,032)    (6,993)         --        (9,025)         (29)           --           (9,054)
                            ---------   --------    --------      --------     --------      --------       ----------
Earnings before income
  taxes...................     69,650      7,036          --        76,686       10,568            --           87,254
Provision for income
  taxes...................    (28,730)    (4,043)                  (32,773)      (4,137)                       (36,910)
                            ---------   --------    --------      --------     --------      --------       ----------
Earnings before minority
  interest................     40,920      2,993          --        43,913        6,431            --           50,344
Minority interest.........                                              --         (202)           --             (202)
                            ---------   --------    --------      --------     --------      --------       ----------
Net earnings before
  extraordinary item......  $  40,920   $  2,993          --      $ 43,913     $  6,229            --       $   50,142
                            =========   ========    ========      ========     ========      ========       ==========
EXCHANGE RATIO OF 0.43:
Net earnings before
  extraordinary item per
  share:
  Basic...................  $    1.21                             $   1.21     $   0.61                     $     1.23
  Diluted.................       1.17                                 1.17         0.61                           1.19
Weighted average shares
  outstanding:
  Basic...................     33,849                  2,500(7)     36,349       10,207        (5,818)(4)       40,738
  Diluted.................     36,075                  2,500(7)     38,575       10,207        (5,818)(4)       42,964


              See Notes to Pro Forma Combined Financial Statements

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED JANUARY 31, 1998
               (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)


                                 AS REPORTED                                                                   TMW/K&G
                             -------------------    PRO FORMA      TMW/MOORES   AS REPORTED    PRO FORMA      PRO FORMA
                               TMW       MOORES    ADJUSTMENTS     PRO FORMA        K&G       ADJUSTMENTS     COMBINED
                             --------   --------   -----------     ----------   -----------   -----------     ---------
Net sales..................  $631,110   $131,414         --         $762,524     $112,795            --       $875,319
Cost of goods sold,
  including buying and
  occupancy costs..........   388,517     82,751         --          471,268       86,513       $ 2,719(2)     560,500
                             --------   --------      -----         --------     --------       -------       --------
Gross margin...............   242,593     48,663         --          291,256       26,282        (2,719)       314,819
Selling, general and
  administrative
  expenses.................   191,063     35,296                     226,359       16,675        (2,719)(2)    240,315
                             --------   --------      -----         --------     --------       -------       --------
Operating income...........    51,530     13,367         --           64,897        9,607            --         74,504
Other income...............                                               --        1,166                        1,166
Interest expense, net......    (2,366)    (7,234)                     (9,600)         (29)                      (9,629)
                             --------   --------      -----         --------     --------       -------       --------
Earnings before income
  tax......................    49,164      6,133         --           55,297       10,744            --         66,041
Provision for income
  taxes....................   (20,281)    (4,065)                    (24,346)      (4,189)                     (28,535)
                             --------   --------      -----         --------     --------       -------       --------
Earnings before minority
  interest.................    28,883      2,068         --           30,951        6,555            --         37,506
Minority interest..........                                               --         (172)           --           (172)
                             --------   --------      -----         --------     --------       -------       --------
Net earnings before
  extraordinary item.......  $ 28,883   $  2,068         --         $ 30,951     $  6,383       $    --       $ 37,334
                             ========   ========      =====         ========     ========       =======       ========
EXCHANGE RATIO OF
  0.43:
Net earnings before
  extraordinary item per
  share:
  Basic....................  $   0.89                               $   0.89     $   0.63                     $   0.95
  Diluted..................      0.87                                   0.87         0.63                         0.93
Weighted average shares
  outstanding:
  Basic....................    32,343                 2,500(7)        34,843       10,118        (5,767)(4)     39,194
  Diluted..................    35,384                 2,500(7)        37,884       10,211        (5,820)(4)     42,275


              See Notes to Pro Forma Combined Financial Statements

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED FEBRUARY 1, 1997
               (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       AS REPORTED                      TMW/K&G
                                                    ------------------    PRO FORMA    PRO FORMA
                                                      TMW        K&G     ADJUSTMENTS   COMBINED
                                                    --------   -------   -----------   ---------
Net sales.........................................  $483,547   $88,104                 $571,651
Cost of goods sold, including buying and occupancy
  costs...........................................   295,181    67,344     $ 2,218(2)   364,743
                                                    --------   -------     -------     --------
Gross margin......................................   188,366    20,760      (2,218)     206,908
Selling, general and administrative expenses......   150,232    13,752      (2,218)(2)  161,766
                                                    --------   -------     -------     --------
Operating income..................................    38,134     7,008          --       45,142
Other income......................................                 735                      735
Interest expense, net.............................    (2,146)      (43)                  (2,189)
                                                    --------   -------     -------     --------
Earnings before income taxes......................    35,988     7,700          --       43,688
Provision for income taxes........................   (14,845)   (2,991)                 (17,836)
                                                    --------   -------     -------     --------
Earnings before minority interest.................    21,143     4,709          --       25,852
Minority interest.................................                (125)                    (125)
                                                    --------   -------     -------     --------
Net earnings before extraordinary item............  $ 21,143   $ 4,584          --     $ 25,727
                                                    ========   =======     =======     ========
EXCHANGE RATIO OF 0.43:
Net earnings before extraordinary item per share:
  Basic...........................................  $   0.67   $  0.47                 $   0.72
  Diluted.........................................      0.67      0.47                     0.72
Weighted average shares outstanding:
  Basic...........................................    31,354     9,682      (5,519)(4)   35,517
  Diluted.........................................    34,101     9,787      (5,579)(4)   38,309

             See Notes to Pro Forma Combined Financial Statements.

                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                           (UNAUDITED, IN THOUSANDS)

     The pro forma combined financial statements as of January 30, 1999 and for the years ended January 30, 1999, January 31, 1998 and February 1, 1997 include the following adjustments to reflect the combination of TMW and K&G as a pooling-of-interests:

          1. To record the estimated transaction costs to complete the combination of TMW and K&G under pooling-of-interests accounting. The costs, which primarily relate to investment banking fees, professional fees and contract termination payments, are currently estimated to be approximately $1,675, net of a tax benefit of $325, and are reflected as a reduction in retained earnings in the accompanying balance sheet. These costs are not reflected in the pro forma combined statements of earnings.

          2. To reclassify certain K&G buying and occupancy expenses to cost of sales to conform with classifications used by TMW.

          3. To adjust common stock and capital in excess of par value to reflect the issuance of 4.4 million shares of TMW common stock to K&G shareholders based on an Exchange Ratio of 0.43.

          4. Pro forma basic earnings per share is computed based on the weighted average number of common shares outstanding. Pro forma diluted earnings per share is computed based on the weighted average number of common shares plus the dilutive impact of options and convertible securities for each period after giving effect to the combination on a pooling-of-interests basis. Pro forma shares and earnings per share data is presented to reflect the issuance of TMW common stock based on the Exchange Ratio of 0.43.

     The pro forma combined financial statements as of January 30, 1999 and for the years ended January 30, 1999 and January 31, 1998 include the following adjustments to reflect the February 10, 1999 combination of TMW and Moores as a pooling-of-interests and the concurrent debt refinancing:

          5. To record the transaction costs incurred in the combination of TMW and Moores under pooling-of-interests accounting. The costs, which primarily relate to investment banking fees, professional fees, contract termination payments and unamortized stock option compensation expenses, totaled approximately $5,261, net of a tax benefit of $291, and are reflected as a reduction in retained earnings in the accompanying balance sheet. These costs are not reflected in the pro forma combined statements of earnings.

          6. To adjust the pro forma combined balance sheet for the effects of refinancing approximately US $59 million of existing Moores debt as follows:

Revolving debt refinanced with long-term debt...............   $ 7,568
Current portion of long-term debt refinanced with long-term
  debt......................................................     3,644
Prepayment penalty from early retirement of long-term
  debt......................................................     1,496
                                                               -------
Addition to long-term debt..................................   $12,708
                                                               =======
Write off of Moores historical deferred financing costs, net
  of tax of $814............................................   $ 1,958
Prepayment penalty from early retirement of long-term debt,
  net of tax of $541........................................       955
                                                               -------
Adjustment to retained earnings.............................   $ 2,913
                                                               =======

          7. To adjust common stock and capital in excess of par value to reflect the issuance of 2.5 million shares of TMW common stock issuable to Moores shareholders and option holders upon exchange of certain exchangeable securities of Moores issued in the February 10, 1999 combination of TMW and Moores.

                                INDEX TO EXHIBITS


       Exhibit
        Number    Description
       -------    -----------
         2.1      Agreement and Plan of Merger dated March 3, 1999, by and
                  between The Men's Wearhouse, Inc., TMW Combination Company and
                  K&G Men's Center, Inc. (incorporated by reference from Exhibit
                  2.2 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

         2.2      Amendment No. 1 to Agreement and Plan of Merger dated March
                  30, 1999, by and between The Men's Wearhouse, Inc., TMW
                  Combination Company and K&G Men's Center, Inc. (incorporated by reference from Exhibit 2.3 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

         10.1     Amended and Restated Employment Agreement dated as of June 1,
                  1999, by and between K&G Men's Center, Inc. and Stephen H.
                  Greenspan.

         23.1     Consent of Arthur Andersen LLP.

         99.1 Press Release of the Company dated June 1, 1999, announcing the closing of the Merger.